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                                   EXHIBIT (b)

                 Commitment Letter dated as of October 15, 1997
                 ----------------------------------------------
              Between Bank One, Indianapolis, N.A. and the Company
              ----------------------------------------------------



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                             [BANK ONE LETTERHEAD]



                                October 15, 1997


Mr. John R. Wilson
Chief Financial Officer and Secretary
Escalade, Incorporated
817 Maxwell Avenue
Evansville, Indiana  47706-0889

Dear John:

         Bank One, Indiana, N.A. has approved an increase, extension and restructuring of the Term Loan provided to Escalade, Incorporated (the "Borrower"), on the terms and conditions of the Amended and Restated Credit Agreement dated as of May 31, 1996, as amended from time to time (the "Credit Agreement"), and subject to the terms and conditions set forth herein. All capitalized terms used herein which are not otherwise defined are used as defined in the Credit Agreement.

BORROWER:                Escalade, Incorporated
---------

GUARANTORS:              Indian Industries, Inc., Martin Yale Industries, Inc.,
-----------              Escalade International, Ltd., Harvard Sports, Inc., and
                         Master Products Manufacturing Company, Inc.

AMOUNT:                  Twenty Six Million Five Hundred Thousand Dollars
                         ($26,500,000.00)
------

PURPOSE:                 To finance the repurchase of stock by the Borrower in
--------                 a tender offer filed in compliance with regulations
                         of the Securities and Exchange Commission (Dutch
                         Auction) and to repurchase Escalade, Inc. warrants in an aggregate amount not to exceed Fifteen Million
                         Dollars ($15,000,000) and to refinance the Borrower's existing Term Loan in the amount of Eleven Million
                         Five Hundred Thousand Dollars ($11,500,000).

TERM:                    Seven years
-----

INTEREST                 RATE: Interest will accrue at the Borrower's option,
--------                 at the Bank's Prime Rate plus the Applicable Spread
                         or at the London Interbank Offered Rate (LIBOR) plus the Applicable Spread based upon the Borrower's consolidated Funded Debt to EBITDA ratio as follows:

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
         Funded Debt to
          EBITDA Ratio                      LIBOR Spread                      Prime Spread
          ------------                      ------------                      ------------
       greater than 3 to 1                    225 b.p.                          25 b.p.
         2.50-2.99 to 1                       200 b.p.                          25 b.p.
         2.00-2.49 to 1                       175 b.p.                           0 b.p.
         1.50-1.99 to 1                       150 b.p.                           0 b.p.
       less than 1.50 to 1                    125 b.p.                           0 b.p.

                  The interest rate will initially be set at the 2.50-2.99 Funded Debt to EBITDA Ratio and will thereafter adjust annually upon receipt of the Borrower's audited fiscal year end financial statement beginning with receipt of the Borrower's 1997 fiscal year-end statement, and shall be effective for the first interest period following receipt of such statement.

                  Pricing for the Borrower's Revolving Loan and for the Martin Yale Industries, Inc. letter of credit will adjust to the 2.50-2.99 Funded Debt to EBITDA Ratio as of the date of funding of the Term Loan.

                  LIBOR-based borrowings are for period of 30, 60, 90 or 180 days, with a minimum advance of One Million Dollars ($1,000,000) and certain prepayment penalties will apply to prepayments of any LIBOR-based rate borrowing.

                  Interest shall be based on a 360 day year applied to the actual number of days elapsed and shall be payable monthly.

COMMITMENT
FEE:              One percent (1%) of the net increased amount of the Term Loan.
---               The commitment fee shall be payable in installments, with the first $30,000 due upon acceptance of this Commitment Letter, which installment shall be deemed earned upon receipt and will be non-refundable. At closing, 50% of the fee shall be payable, less the $30,000 paid, upon acceptance of the commitment. The remaining one-half of the commitment fee shall be payable in two equal installments on June 1, 1998 and on December 1, 1998 provided, however, that any unpaid commitment fee installments shall be waived if the sale of the "Sporting Goods Division" occurs prior to any such installment being due.

REPAYMENT:        Principal shall be repaid in equal quarterly payments of
----------        $948,428 (adjusted proportionately should less than the
                  $26,500,000 be advanced at closing), commencing December 31, 1997 with the balance, if any, due September 30, 2004.

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                  An excess cash flow recapture payment equal to 50% of excess cash flow, as is currently defined, shall be payable annually upon receipt of the Borrower's audited fiscal year end financial statements. Such payments shall be applied against the latest maturing installments of principal.

COLLATERAL:       No change in existing collateral
-----------

GENERAL TERMS
-------------
AND CONDITIONS:            1.       There will have been no material adverse
---------------                     change in the financial condition of the
                                    Borrower or its Subsidiaries from that
                                    reflected in the Borrower's September 6, 1997 financial statement.

                           2. The Term Loan will be subject to the terms and conditions of Borrower's Amended and Restated Credit Agreement, as amended (the "Credit Agreement"), and as further amended to incorporate the following:

                                    -       The Minimum Debt Service Coverage
                                            Ratio covenant will be amended to
                                            1.10 to 1 at fiscal year end 1998
                                            and at fiscal year end 1999,
                                            increasing to 1.20 to 1 at fiscal
                                            year end 2000 and thereafter.

                                    -       The Funded Debt to EBITDA ratio
                                            covenant shall remain the same (3.0
                                            to 1 through December 30, 1998
                                            reducing to 2.5 to 1 on December 31,
                                            1998 and at all times thereafter).

                                    -       Maintain a minimum Net Worth
                                            covenant of not less than $500,000
                                            below the Borrower's consolidated
                                            Net Worth as of the date of funding
                                            the tender offer through fiscal year
                                            end 1998 and thereafter increasing
                                            annually at each fiscal year end by
                                            50% of net income, exclusive of
                                            losses.

                                    -       Amend negative covenant to provide
                                            for the purchase of shares of common
                                            stock and warrants through the
                                            tender offer in an aggregate amount
                                            not to exceed $15,000,000.

                           3. The Bank will employ outside legal counsel at Borrower's expense to prepare all bank related documents, not to exceed $2,000 plus all out of pocket costs and expenses of Bank and its counsel.

                           4. The Bank is to be provided copies of all Securities and Exchange Commission filings relating to the tender offer.

                           5. The Borrower shall have engaged the services of Oppenheimer & Co., Inc. in connection with the possible sale of the "Sporting



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                                 Goods Division," and the terms of that
                                 engagement shall be satisfactory to the
                                 Bank.

                        6.       The Martin Yale Industries, Inc.
                                 manufacturing facility in Wabash, Indiana will be appraised to determine its fair market value in accordance with FIRREA appraisal requirements. The cost of the appraisal will be paid by the Bank.

                        7. The Borrower and the Guarantors will be required to execute and deliver resolutions, officers' certificates and other documents and to provide for and deliver counsel opinions, all as the Bank and its counsel deem necessary or appropriate and in form and substance acceptable to the Bank and its counsel.

         This commitment shall expire on October 31, 1997, unless extended in writing by the Bank. Please evidence your acceptance of this commitment by signing where indicated and returning the original of this letter to me, together with your check in the amount of $30,000 in payment of the first installment of the commitment fee.

                                  Very truly yours,

                                  /s/ D. Kelly Queisser
                                  D. Kelly Queisser, Vice President and Senior
                                  Relationship Manager

Accepted this 28th day of October, 1997

ESCALADE, INCORPORATED

By: /s/ John R. Wilson
   ----------------------------------------
       John R. Wilson, Chief Financial Officer


cc:      Robert E. Griffin, Chairman
         W.C. (Bill) Reed



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